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                                                             EXHIBIT A
                 TECHNOLOGY LICENSE AGREEMENT

WHEREAS, DENNIS J. HINTON (DJH) has, or will acquire, controlling interest in a public company, ENCOUNTER.COM, INC. (OTCBB:ENCR) and desires to use technology created by WEBSUITE.COM (WSC) to provide its subscribers with personal websites and WSC desires to license such technology to DJH/ENCR in exchange for valuable consideration, the parties agree as follows:

1.	WSC will License to DJH/ENCR a license for all
technology currently available under WSC's AgentSuite
Internet/Intranet product and will assist DJH in converting such technology for use by ENCR.

2.	DJH/ENCR agree that as a term of the License
Agreement, DJH/ENCR shall prominently display the logo
"Powered by WebSuite", or such other logo as may be mutually agreed by DJH/ENCR and WSC, on the Internet sites and Intranets of ENCR's customers Internet products.

3.	DJH and ENCR will restrict the use of the licensed WSC
technology and WSC's license will be limited to the business of providing personal websites or web pages to individuals for personal use, as contemplated by ENCR's business plan.

4.	DJH shall provide one qualified technician and WSC
shall provide one qualified technician for the conversion of WSC's technology to ENCR's specifications. DJH/ENCR shall pay all expenses of the two technicians. Payment for WSC's technician shall be paid at regularly scheduled WSC pay periods, at a mutually agreeable rate. WSC will assist in facilitating transfer of the technology.

5.	DJH/ENCR will deliver one million shares of ENCR
Common Stock, fully paid and non-assessable, in exchange for the technology license. The aforementioned shares shall be subject to SEC Rule 144 restrictions, and shall be delivered to WSC on or before February 15, 2000 (the "Shares").

6.	DJH/ENCR contemplates a secondary offering of ENCR
shares as soon as possible but within twelve (12) months of this Agreement's execution. DJH/ENCR agrees to register the one million Shares described in Paragraph 4 for WSC and include those shares for sale in its secondary public offering with the proceeds going directly to WSC upon sale, if WSC elects to sell the Shares at the offering.

7.	DJH/ENCR will issue to WSC a right to demand
registration of the aforementioned one million shares following expiration of two (2) years from the date of this Agreement.

8.	The parties agree to execute a definitive agreement
setting forth the terms of the transaction contemplated herein with terms and conditions substantially conforming to those in this Agreement.

Dated this 8th day of December, 1999

/s/ Dennis J. Hinton
_______________________________
DENNIS J. HINTON

WEBSUITE.COM

/s/ Keith A. Klinkhammer
_______________________________
Keith A. Klinkhammer, CEO